April 20, 2018

Ameriprise Certificate Company

701 Ameriprise Financial Center

Ladies and Gentlemen:

Reference is made to your Registration Statement, Nos. 2-95577, 2-68296, 2-76193, 33-22503, and 333-200195, Form S-1, under the Securities Act of 1933, registering an indefinite number of face-amount certificates.

I have examined the Certificate of Incorporation, as amended, and the By-Laws of Ameriprise Certificate Company (the “Company”) and, as I have deemed necessary, certificates, permits, minute books, documents and records of the Company, as well as the applicable statutes of the State of Delaware.

It is my opinion that the face-amount certificates registered under the above-referenced registration numbers and issued by the Company, when sold in accordance with the prospectus contained in the above-referenced Registration Statement and with applicable law, will be legally issued and non-assessable and, except for face-amount certificates of the installment type, will be fully-paid face-amount certificates as that term is used in section 2(a)(15) of the Investment Company Act of 1940, as amended, and will be binding obligations of the Company.

I hereby consent to the filing of this opinion with the Registration Statement.

Sincerely,

/s/ Tara W. Tilbury
Tara W. Tilbury
Vice President and General Counsel
Ameriprise Certificate Company